Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-87222 on Form S-8 of SureWest Communications of our report dated June 14, 2011, relating to our audit of the statement of net assets available for benefits of SureWest KSOP as of December 31, 2010, appearing in this Annual Report on Form 11-K of SureWest KSOP for the year ended December 31, 2011.

/s/ Perry-Smith LLP

Sacramento, California

June 26, 2012